                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [ ] Definitive proxy statement.

     [ ] Definitive additional materials.

     [X] Soliciting material pursuant to Rule 14a-12


                            HUNTWAY REFINING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

CONTACT:
VALERO ENERGY CORPORATION              HUNTWAY REFINING COMPANY
Mary Rose Brown (Media)                Earl G. Fleisher, Chief Financial Officer
(210) 370-2314                         (661) 254-1220
Lee Bailey (Investor Relations)        Thomas E. Siebert, Siebert & Associates
(210) 370-2139                         (818) 865-1594


             VALERO EXECUTES DEFINITIVE AGREEMENT TO ACQUIRE HUNTWAY REFINING COMPANY - A LEADING SUPPLIER OF ASPHALT IN CALIFORNIA

SAN ANTONIO & NEWHALL, CA, March 20, 2001 - Valero Energy Corporation (NYSE:
VLO) and Huntway Refining Company (NYSE: HWY) have executed a definitive agreement under which Valero is to acquire Huntway, a leading supplier of asphalt in California. The acquisition of Huntway's refineries in Benicia, California and Wilmington, California will mark Valero's entry into the West Coast asphalt market, which is one of the largest asphalt markets in the United States.

The total cost of the acquisition is anticipated to be approximately $78 million, and it is expected to close by June 2001. In the transaction, holders of Huntway common stock are to receive $1.90 per share. In addition, Valero is to retire Huntway's outstanding debt and cash out outstanding options.

"This is a very strategic investment for Valero because Huntway's refineries will further diversify our product slate and geographic reach, and the acquisition is also accretive to earnings," said Bill Greehey, Valero's Chairman of the Board and Chief Executive Officer.

Huntway averaged production of approximately 8,100 barrels per day (BPD) of asphalt in 2000 and marketed that product to paving contractors and roofing manufacturers in Northern and Southern California. Part of this production includes the higher-value, polymer modified asphalts that command a premium price over conventional asphalt. Currently, Huntway supplies approximately 25 percent of asphalt demand in Northern California and 15 percent in Southern California.

                                     -MORE-

Huntway's largest refinery, which is adjacent to Valero's Benicia refinery, has a throughput capacity of approximately 13,000 BPD. The Wilmington facility, which is located near Los Angeles, has an approximate 6,000 BPD throughput capacity.

In addition, Huntway's refineries produced an average of approximately 7,400 BPD of light-end products in 2000, which were sold primarily to refiners as intermediate feedstocks. Valero will be able to process a significant quantity of these products as feedstock at its existing Benicia refinery.

"There are significant synergies between the two refineries in Benicia, making this acquisition a great investment for Valero," said Greehey. "We expect to realize real benefits from the additional dock and tankage facilities, as well as operational efficiencies between the two refineries."

Both of Huntway's refineries are also well situated from a logistics standpoint. The Benicia refinery has waterborne access, while both Huntway refineries have the ability to receive crude or ship product via pipeline, truck rack, rail rack and/or barge.

"This transaction is the culmination of our long-standing effort to bring added value and liquidity to our stockholders," said Warren Nelson, Huntway's President and Chief Executive Officer.

Huntway's stockholders are strongly urged to read the proxy statement that will be filed with the Securities and Exchange Commission (SEC) by Huntway in connection with the merger. The proxy statement will contain important information, such as the identities of the participants in the solicitation of proxies from Huntway stockholders and a description of the interests of such participants. Stockholders will be able to obtain a free copy of the proxy statement and any


                                     -MORE-
amendments and other relevant documents filed with the SEC at its website, www.sec.gov. In addition, Huntway will mail the proxy statement to each stockholder of record on the record date to be established for the stockholders meeting.

The transaction has been approved by the boards of directors of both companies. Closing of the acquisition is subject to the satisfaction of several conditions, including obtaining approvals from the Huntway lenders whose debt is to be retired and from the Huntway stockholders.

Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 3,100 employees and 2000 revenues of more than $14 billion. The company currently owns and operates six refineries in Texas, Louisiana, New Jersey and California with a combined throughput capacity of approximately 1 million BPD, making it the nation's largest independent refining company. Valero is recognized throughout the industry as a leader in the production of premium, environmentally clean products such as reformulated gasoline, CARB Phase II gasoline, low-sulfur diesel and oxygenates. The company markets its products in 34 states through an extensive bulk and rack marketing network, in California through approximately 350 retail locations, and in selected export markets in Latin America.

Huntway Refining Company owns and operates two refineries at Wilmington and Benicia, which primarily process California crude oil to produce liquid asphalt for use in road construction and repair, primarily in California and Nevada, as well as smaller amounts of gas oil, naphtha, kerosene distillate and bunker fuels.

Simmons & Company International, a Houston-based investment bank specializing in the energy industry, is serving as financial advisor to Huntway Refining Company in the transaction.

Statements contained in this press release that state the expectations or predictions of the future (including without limitation the latest expected closing date for the closing of the referenced transaction and any anticipated or expected operational synergies or accretion to earnings resulting from such transaction) are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements.

                                     # # #